                                                                     EXHIBIT 3.2


                             LIBERTY PROPERTY TRUST

                             ARTICLES OF RESTATEMENT

THIS IS TO CERTIFY THAT:

        FIRST:          The Declaration of Trust of Liberty Property Trust, a
Maryland real estate investment trust (the "Trust"), is hereby restated.

        SECOND:         The following provisions are all of the provisions of
the Trust currently in effect:

                                   "ARTICLE I

                             THE TRUST; DEFINITIONS

                SECTION 1.1 The name of the trust (hereinafter called the "Trust") is:

                             LIBERTY PROPERTY TRUST

        So far as may be practicable, the business of the Trust shall be conducted and transacted under that name, which name (and the word "Trust" wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees collectively but not individually or personally and shall not refer to the Shareholders of the Trust, or to any officers, employees or agents of the Trust or of such Trustees.

                Under circumstances in which the Trustees determine that the use of the name "Liberty Property Trust" is not practicable or desirable, they may use any other designation or name for the Trust.

                SECTION 1.2 Resident Agent. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

                SECTION 1.3 Nature of Trust. The Trust is a real estate investment trust within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or, except as provided in Section 12.4, a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

                SECTION 1.4 Powers. The Trust shall have all of the powers granted to real estate investment trusts generally by Title 8 or any successor statute and shall have any other and further powers as are not inconsistent with and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

                SECTION 1.5 Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

                "Adviser" means the Person, if any, appointed, employed or contracted with by the Trust pursuant to Section 4.1.

                "Affiliate" or "Affiliated" means, as to any individual, corporation, partnership, trust or other association (other than the Trust), any Person (i) who is an officer, director, partner or trustee of such corporation, partnership, trust or other association or of any Person which controls, is controlled by, or is under common control with, such individual, corporation, partnership, trust or other association or (ii) which controls, is controlled by, or is under common control with, such individual, corporation, partnership, trust or other association.

                "Bylaws" means the Bylaws of the Trust as the same may be amended from time to time.

                "Excluded Assets" shall have the meaning ascribed to the term "Non-REIT Assets" in the Company's Registration Statement on Form S-11 relating to the Company's Initial Public Offering (as such term is defined in Section 7.1).

                "Mortgages" means mortgages, deeds of trust or other security interests in or applicable to Real Property.

                "Operating Partnership" means Liberty Property Limited Partnership, a Pennsylvania limited partnership.

                "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government and agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                "Real Property" or "Real Estate" means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

                "REIT Provisions of the Code" means Sections 856 through 858 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

                "Rouse Affiliates" means the Rouse Senior Executives and their respective Affiliates and associates, present or future, including, without limitation, any other Person acting in concert or as a group with any of the foregoing Persons.

                "Rouse Group" means Rouse & Associates and the partnerships, corporations and other entities in which Rouse & Associates and/or its Affiliates have a controlling interest, which the Trust acquires on or prior to the Closing Date of the Initial Public Offering.

                "Rouse Senior Executives" means Willard G. Rouse III, George F. Congdon and Joseph P. Denny, together with David C. Hammers, Leslie Reid Price, Robert E. Fenza, Claiborn M. Carr, John A. Castorina, Jill R. Felix, Larry Gildea and Robert Goldschmidt.

                "Securities" means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

                "Securities of the Trust" means any Securities issued by the Trust.

                "Shareholders" means holders of record of outstanding Shares.

                "Shares" means transferable shares of beneficial interest of the Trust of any class or series.

                "Trustees" means, collectively, the individuals named in Section
        2.2 of this Declaration so long as they continue in office and all other individuals who have been duly elected and qualified as trustees of the Trust hereunder.

                "Trust Property" means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.

                                   ARTICLE II

                                    TRUSTEES

                SECTION 2.1 Number. Prior to the Closing Date of the Initial Public Offering (as such term is defined in Section 7.1) the number of Trustees initially shall be seven (7) which number may thereafter be increased or decreased only by the unanimous vote of the Trustees then in office from time to time; however, the total number of Trustees shall be not fewer than three (3) and not more than fifteen (15). No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

                SECTION 2.2 Board; Term. The Trustees shall be classified, with respect to the time for which they severally hold office, into three classes (individually, a "Class" and collectively, "Classes"), Class I, Class II and Class III, with approximately one-third of the total number of Trustees in each class as determined by the Trustees.

                At the next Annual Meeting of Shareholders and at each annual meeting of the Shareholders thereafter, the successors to the Class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of Shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

                At all times, at least a majority of the members of the Board of Trustees shall be independent. A trustee shall be considered "independent" hereunder if such individual is not an officer or an employee of the Trust or any Affiliate of the Trust when serving as a Trustee and if, at any time that the Common Shares are listed on the New York Stock Exchange, such trustee would be "independent" as determined pursuant to the applicable rules of the New York Stock Exchange; provided, however, that if less than a majority of trustees are independent (through resignation or otherwise), such circumstance shall not cause the Trust to terminate or affect the powers of the remaining trustees to fill vacancies pursuant to the Bylaws.

                SECTION 2.3 Resignation; Removal or Death. Any Trustee may resign by written notice to the remaining Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. A Trustee may be removed from office only at a meeting of shareholders called for that purpose by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Trustees. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trustees as they require for all Property which he holds as Trustee. Upon the incapacity or death of any Trustee, his legal representative shall perform those acts.

                SECTION 2.4 Legal Title. Legal title to all Trust Property shall be vested in the Trustees, but they may cause legal title to any Trust Property to be held by or in the name of any Trustee, or the Trust, or any other Person as nominee. The right, title and interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon their qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of Trustees, whether or not conveyancing documents have been executed and delivered pursuant to
        Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trustees may deem necessary or desirable.

                                   ARTICLE III

                               POWERS OF TRUSTEES

                SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws, (1) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (2) the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trustees may take any actions as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the general laws of the State of Maryland as now or hereafter in force.

                SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein (including, but not limited to, those set forth in Section 9.5), and in addition to all other powers and authority conferred by this Declaration of Trust or by law, the Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:

                (a) Investments. Subject to Article IX, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind (including, without limitation, Securities and Mortgages) wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees or the possible termination of the Trust, for such consideration as the Trustees may deem proper (including cash, property of any kind or Securities of the Trust); provided, however, that the Trustees shall take such actions as they deem necessary and desirable to comply with any requirements of Title 8 relating to the types of assets held by the Trust.

                (b)     Sale, Disposition and Use of Property. Subject to
        Article V, Article IX and Section 10.3, to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers to entities wholly or partially owned by the Trust or the Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent or nominee of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other property or matters; to develop, improve, manage, use, alter and otherwise deal with the Trust Property; and to rent, lease or hire from others property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.

                (c) Financings. To borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Trustees determine; to reacquire such Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such Securities of the Trust, contracts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

                (d) Loans. Subject to Article IX, to lend money or other Trust Property on such terms, for such purposes and to such persons as they may determine.

                (e) Issuances of Securities. Subject to Article IX, to create and authorize the issuance, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange or liquidation rights or other rights as the Trustees may determine, without vote of or other action by the Shareholders; to issue any type of Securities of the Trust, and any options, warrants or rights to subscribe therefor, all without vote of or other action by the Shareholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Trustees determine; to list any of the Securities of the Trust on any securities exchange; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Trust.

                (f) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Trustees, for carrying out the purposes of this Declaration of Trust and conducting the business of the Trust, including compensation or fees to Trustees, officers, employees and agents of the Trust, and to Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

                (g) Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or things relating to the Trust, the Trust Property, or the Trust's affairs; to exercise any rights and enter into any agreements, and take any other action necessary or desirable in connection with the foregoing.

                (h) Deposits. To deposit funds or Securities constituting part of the Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Trustees determine.

                (i) Allocation; Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital, including whether to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the Shareholders equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.

                (j) Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such information as is reasonable, in their sole judgment.

                (k) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Trust Property to the same extent that an individual owner might, including, without limitation, to vote or give any consent, request, or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers; provided, however, that after the Initial Five Year Period (as defined in Section 7.1) the Trustees shall not, without the prior affirmative vote of not less than two-thirds of the Shares then outstanding and entitled to vote, effect (i) the merger or consolidation of the Operating Partnership in a transaction in which the Operating Partnership is not the surviving entity, (ii) a voluntary sale or other transfer of all or substantially all of the assets owned by the Operating Partnership,
        (iii) the dissolution of the Operating Partnership, (iv) the institution of any proceedings for bankruptcy on behalf of the Operating Partnership, (v) the making of a general assignment for the benefit of creditors or acquiescence to the filing of an involuntary bankruptcy petition against the Operating Partnership or (vi) the appointment of a custodian, receiver or trustee for all or any part of the assets of the Operating Partnership.

                (l) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such powers and duties as the Trustees may determine or the Trust's Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 9.5, any Trustee and any Person who is an Affiliate of any Trustee) as agent, representative, Adviser, members of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or others) in one or more capacities, to perform such services on such terms as the Trustees may determine; to delegate to one or more Trustees, officers or other Persons engaged or employed as aforesaid or to committees of Trustees or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Trustees or as their attorneys or otherwise, as the Trustees may determine; and to establish such committees as they deem appropriate.

                (m) Associations. Subject to Section 9.5, to cause the Trust to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships or associations of any kind through which the Trustees may exercise any and all powers accorded them by this Declaration of Trust.

                (n) Reorganizations; Etc. Subject to Sections 10.2 and 10.3, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property or carry on any business in which the Trust shall have an interest; to merge or consolidate the Trust with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.

                (o) Insurance. To purchase and pay for out of Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such person against such claim or liability.

                (p) Executive Compensation; Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, stock option, stock bonus, stock purchase, stock appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees or agents of the Trust, or to other Persons who have benefited the Trust, all on such terms and for such purposes as the Trustees may determine.

                (q) Distributions. To declare and pay dividends or other distributions to Shareholders, subject to Article VII with respect to Excess Shares.

                (r) Indemnification. In addition to the indemnification provided for in Section 9.4, to indemnify any Person, including any Adviser or independent contractor, with whom the Trust has dealings.

                (s) Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes, regardless of any direct benefit to the Trust.

                (t) Discontinue Operations; Bankruptcy. To discontinue the operations of the Trust (subject to Section 11.2); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Trust or the Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Trustees, in such capacity, the Trust Property or the Trust as the Trustees in their discretion may determine.

                (u) Termination of Status. To terminate the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.

                (v) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Trust.

                (w) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Trust.

                (x) Bylaws. To adopt, implement and from time to time amend Bylaws of the Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.

                (y) Voting Trust. To participate in, and accept Securities issued under or subject to, any voting trust.

                (z) Proxies. To solicit proxies of the Shareholders at the expense of the Trust.

                (aa) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.

                                   ARTICLE IV

                                     ADVISER

                SECTION 4.1 Appointment. The Trustees are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. The Trustees are not required, however, to conduct personally the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Trustees may, in their sole discretion, deem necessary or desirable. The Trustees may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trustees.

                SECTION 4.2 Affiliation and Functions. The Trustees, by resolution or in the Bylaws, may provide guidelines, provisions or requirements concerning the affiliation and functions of the Adviser.

                                    ARTICLE V

                                INVESTMENT POLICY

                The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of Title 8, with respect to the composition of the Trust's investments and the derivation of its income. Subject to Section 3.2(u), the Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for tax treatment provided in the REIT Provisions of the Code; provided, however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 9.2. The Trustees may change from time to time by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.

                                   ARTICLE VI

                                     SHARES

                SECTION 6.1 Shares. The beneficial interest in the Trust shall be divided into Shares. The total number of Shares which the Trust has authority to issue is two hundred million (200,000,000), and shall consist of Shares, which may comprise one or more series or classes, and such other types, series or classes of Securities of the Trust as the Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trustees determine or, if issued as a result of a Share dividend or Share split, without any consideration, in which case all Shares so issued shall be full paid and nonassessable by the Trust.

                SECTION 6.2 Common Shares. Common Shares ("Common Shares") shall have a par value of $.001 per share and, subject to the provisions of
        Article VII with respect to Excess Shares (as defined in Article VII), shall entitle the holders to one vote per Common Share on a non-cumulative basis on all matters upon which Shareholders are entitled to vote pursuant to Section 8.2, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, preemptive, appraisal, conversion or exchange rights. Subject to the express terms of any class of Common Shares outstanding at the time, and notwithstanding any other provision of the Declaration of Trust, the Board of Trustees may increase or decrease the number of, alter the designation of or classify or reclassify any unissued Shares by setting or changing, in any one or more respects, from time to time before issuing the Shares, and, subject to the provisions of Article VII regarding Excess Shares, the terms, preferences, conversion and other rights, including, but not limited to, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class of Shares, and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

                SECTION 6.3 Preferred Shares. The Trustees are hereby expressly granted the authority to authorize from time to time the issuance of one or more series of preferred Shares ("Preferred Shares") and, with respect to any such series, to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and other terms or conditions of redemption of such series. Subject to the express terms of any series of Preferred Shares at the time, and notwithstanding any other provision of the Declaration of Trust, the Board of Trustees may increase or decrease the number of, alter the designation of or classify or reclassify any unissued Preferred Shares by setting or changing, in any one or more respects, from time to time before issuing the Preferred Shares, and, subject to the provisions of Article VII regarding Excess Shares, the terms, preferences, conversion and other rights, including, but not limited to, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption, of any series of Preferred Shares, and in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

                SECTION 6.4 Dividends or Distributions. The Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Trustees in their discretion shall determine. The Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees. The exercise of the powers and rights of the Trustees pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

                SECTION 6.5 General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration or in the resolution creating any class or series of Shares. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trustees; the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder.

                                  ARTICLE VII

                            RESTRICTION ON TRANSFER,

                  ACQUISITION AND REDEMPTION OF EQUITY SHARES;

                           EXCHANGE FOR EXCESS SHARES

                SECTION 7.1 Definitions. For the purposes of this Article VII, the following terms shall have the following meanings:

                "Aggregate Share Ownership Limit" shall mean not more than 5.0% in value of the aggregate of the outstanding Equity Shares. The value of the outstanding Equity Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

                "Beneficial Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.18, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                "Charitable Trust" shall mean any trust provided for in Section 7.13.

                "Common Share Ownership Limit" shall mean not more than 5.0% (in value or in number of shares, whichever is more restrictive) of the aggregate number of the outstanding Common Shares. The number and value of outstanding Common Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

                "Constructive Ownership" shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                "Equity Shares" shall mean either Common Shares and Preferred Shares.

                "Excepted Holder" shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Article VII or by the Board of Trustees pursuant to Section 7.10.

                "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 7.10, the percentage limit established by the Board of Trustees for such Excepted Holder pursuant to Section 7.10.

                "Excess Shares" shall have the meaning ascribed to it in Section 7.2(b).

                "Initial Date" shall mean the date of issuance of the Common Shares pursuant to the initial underwritten public offering of Common Shares.

                The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of Equity Shares, as determined in good faith by the Board of Trustees.

                "NYSE" shall mean the New York Stock Exchange, Inc.

                "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would Beneficially Own or Constructively Own Equity Shares in violation of the provisions of Section 7.2(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

                "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

                "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

                "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends on Equity Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                "Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

                SECTION 7.2 Ownership Limitation.

                (a)     Basic Restrictions.

                        (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit for such Excepted Holder.

                        (ii) No Person shall Beneficially or Constructively Own Equity Shares to the extent that such Beneficial or Constructive Ownership of Equity Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the
        Code).

                        (iii) Notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

                (b) Transfer in Trust. If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 7.2(a)(i) or
        (ii),

                        (i) then that number of Equity Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i) or (ii) (rounded to the nearest whole share) (the "Excess Shares") shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in
        Section 7.13, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Excess Shares; or

                        (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i) or (ii), then the Transfer of that number of such Excess Shares that otherwise would cause any Person to violate Section 7.2(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Excess Shares.

                SECTION 7.3 Prevention of Transfer. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Equity Shares in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

                SECTION 7.4 Notice to Trust. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 7.2(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust's status as a REIT.

                SECTION 7.5 Information for Trust. From and after the Initial Date and prior to the Restriction Termination Date:

                (a) Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit.

                (b) Each Person who is a Beneficial or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

                SECTION 7.6 Other Action by Board. Nothing contained in this
        Article VII shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust's status as a REIT.

                SECTION 7.7 Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

                SECTION 7.8 Increase in Ownership Limit. Subject to the limitations provided in Section 7.9, the Board of Trustees may from time to time increase the Common Share Ownership Limit and the Aggregate Share Ownership Limit.

                SECTION 7.9 Limitations on Changes in Ownership Limits. Prior to the modification of the Common Share Ownership Limit and the Aggregate Share Ownership Limit pursuant to Section 7.8, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

                SECTION 7.10 Exceptions by Board.

                (a) Subject to Section 7.2(a)(ii), the Board of Trustees, in its sole discretion, may exempt a Person from the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

                        (i)     the Board of Trustees obtains such
        representations and undertakings from such Person as are reasonably necessary to ascertain that no individual (defined to mean any Person who would be treated as an individual for purposes of Section 542(a)(2) of the Code (determined by taking into account Section 856(h)(3)(A) of the Code)) would Beneficially or Constructively Own Equity Shares in violation
        Section 7.2(a)(ii);

                        (ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 5.0% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Trustees, rent from such tenant would not adversely affect the Trust's ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

                        (iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2 through 7.7) will result in such Equity Shares being automatically transferred to a Charitable Trust in accordance with Sections 7.2(b) and 7.3.

                (b) Prior to granting any exception pursuant to Section 7.10(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                (c) Subject to Section 7.2(a)(ii), an underwriter which participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                (d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

                SECTION 7.11 Legend. Each certificate for Equity Shares shall bear substantially the following legend:

        The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust, no Person may Beneficially Own Shares in excess of that number of Shares which equals the lesser of 5.0% (or such greater percentage as may be determined by the Board of Trustees) of (a) the number of outstanding Equity Shares of the Trust and (b) the value of outstanding Equity Shares of the Trust. Any Person who attempts or proposes to beneficially own Shares in excess of the above limitations must notify the Trust in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, a copy of which will be sent without charge to each Shareholder who so requests. If the restrictions on transfer are violated, the securities represented hereby will be designated and treated as Excess Shares which will be held in the Charitable Trust by the Trust.

                Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

                SECTION 7.12 Severability. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                SECTION 7.13 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(b). The Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.18.

                SECTION 7.14 Status of Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

                SECTION 7.15 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee shall be paid with respect to such Equity Shares by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

                SECTION 7.16 Sale of Shares by Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section
        7.16. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.16, such excess shall be paid to the Trustee upon demand.

                SECTION 7.17 Purchase Right in Shares Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.16. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

                SECTION 7.18 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                SECTION 7.19 Priority of New York Stock Exchange, Inc. Transactions. Notwithstanding anything in this Article VII to the contrary, nothing herein shall preclude the settlement of a transaction entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

                SECTION 7.20 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

                SECTION 7.21 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                                  SHAREHOLDERS

                SECTION 8.1 Meetings of Shareholders. There shall be an annual meeting of the Shareholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws at which the Trustees shall be elected and any other proper business may be conducted. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

                SECTION 8.2 Voting Rights of Shareholders.

                (a) Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 8.1 and 2.3; (b) amendment of any provision of this Declaration of Trust as provided in Section 10.1; (c) termination of the Trust as provided in Section 11.2; (d) reorganization of the Trust as provided in Section 10.2; (e) merger, consolidation or Share exchange of the Trust, or the sale or disposition of substantially all of the Trust Property (except for a merger of any entity into the Trust in which the Trust owns 90% or more of the entire equity interests in such entity) as provided in Section 10.3; (f) any matter regarding the Operating Partnership requiring the affirmative vote of Shares pursuant to Section 3.2(k); and (g) any matter for which a vote of Shareholders is required by a national securities exchange on which the Shares are traded. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

                (b) The submission of any action to the shareholders for their consideration (other than the removal of one or more Trustees) shall first be approved by the Board of Trustees.

                                   ARTICLE IX

                 LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,

                              EMPLOYEES AND AGENTS

                   AND TRANSACTIONS BETWEEN THEM AND THE TRUST

                SECTION 9.1 Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust.

                SECTION 9.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or
        (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that, the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

                SECTION 9.3 Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

                SECTION 9.4 Indemnification and Advancement for Expenses. The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any Person who is a present or former Shareholder, Trustee, officer, employee or agent of the Trust or (b) any Person who, while a Shareholder, Trustee or officer of the Trust and at the express request of the Trust, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against all claims and liabilities to which such Person may become subject by reason of his being or having been a Shareholder, Trustee or officer or by reason of having served in any of the capacities described in (b) above at the request of the Trust while a Shareholder, Trustee or officer. The Trust shall have the power, with the approval of its Board of Trustees, to provide such indemnification and advancement of expenses to a Person who served a predecessor of the Trust in any of the capacities described in
        (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust.

                SECTION 9.5 Transactions Between the Trust and its Trustees, Officers, Employees and Agents.

                (a) Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                (b) Without limiting any other procedures available by law or otherwise to the Trust, the Board of Trustees may authorize any agreement of the character described in Section 3.2 or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the Trustees or officers of the Trust may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Trustees, and the contract or transaction is approved by the Board of Trustees (including the affirmative vote of a majority of the disinterested Trustees even if they constitute less than a quorum of the Board). Any Trustee who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Trustees considering such matter.

                (c) Notwithstanding anything in Section 9.5(b) to the contrary, subsequent to the Closing Date of the Initial Public Offering (as such term is defined in Article VII), the affirmative vote of a majority of the votes cast by the independent Trustees (even if they constitute less than a quorum of the Board) shall be required: (i) to approve the purchase by the Trust or its subsidiaries (including the Operating Partnership and its subsidiaries) of any of the Excluded Assets; (ii) to approve the sale or refinancing of any properties of the Trust or its subsidiaries (including the Operating Partnership and its subsidiaries) contributed by the Rouse Group on or prior to the Closing Date of the Initial Public Offering; and (iii) to approve or adopt, or to waive any right of the Trust (including the waiver of a right to enforce any existing right) under, or to amend in a manner so as to reduce, limit or otherwise eliminate any right of the Trust or any of its subsidiaries under, any agreement or transaction between the Trust or any of its subsidiaries and any one or more of the Rouse Group or the Rouse Senior Executives or their Affiliates, including, but not limited to, employment agreements and agreements pursuant to which the Rouse Group or the Rouse Senior Executives contributed their respective interests in properties to the Operating Partnership.

                                    ARTICLE X

                     AMENDMENT; REORGANIZATION; MERGER, ETC.

                SECTION 10.1 Amendment.

                (a) This Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except that
        Section 2.3, Section 3.2(k), Article VII, Section 8.2, Section 9.3,
        Article X and Section 11.2 may be amended only by the affirmative vote of not less than two-thirds of the Shares then outstanding and entitled to vote.

                (b) The Trustees, by a two-thirds vote, may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under Title 8.

                (c) An amendment to this Declaration of Trust shall become effective as provided in Section 12.5.

                (d) This Declaration of Trust may not be amended except as provided in this Section 10.1.

                SECTION 10.2 Reorganization. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees shall have the power to (a) cause the organization of a corporation, association, trust or other organization to take over the Trust Property and carry on the affairs of the Trust; (b) merge the Trust into, or sell, convey and transfer the Trust Property to, any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such Securities or beneficial interests ratably among the Shareholders according to the respective rights of the class or series of Shares held by them; provided that any such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon.

                SECTION 10.3 Merger, Consolidation or Sale of Trust Property. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees shall have the power to (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell or otherwise dispose of all or substantially all of the Trust Property; provided, that such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than (i) two-thirds, if the Trust is not the surviving entity in any such merger or consolidation or in the event of a proposed sale or disposition of all or substantially all of the Trust Property, or (ii) a majority, in all other cases, of the Shares then outstanding and entitled to vote thereon.

                                   ARTICLE XI

                        DURATION AND TERMINATION OF TRUST

                SECTION 11.1 Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 11.2 or pursuant to any applicable provision of Title 8.

                SECTION 11.2 Termination of Trust.

                (a) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon. Upon the termination of the
        Trust:

                                (i)     The Trust shall carry on no business
        except for the purpose of winding up its affairs.

                                (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other Property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

                                (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders according to their respective rights, so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares (other than Common Shares) at the time outstanding shall be entitled, the remaining Trust Property available for payment and distribution to Shareholders shall, subject to any participating or similar rights of Shares (other than Common Shares) at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

                (b) After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and thereupon the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

                                   ARTICLE XII

                                  MISCELLANEOUS

                SECTION 12.1 Governing Law. This Declaration of Trust is executed by the undersigned Trustees and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

                SECTION 12.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact which relates to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

                SECTION 12.3 Provisions in Conflict with Law or Regulations.

                (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Section 10.1; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

                (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

                SECTION 12.4 Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions except to the extent provided in the By-laws.

                SECTION 12.5 Approvals. This Amended and Restated Declaration of Trust has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law. The principal office, resident agent, and names and addresses of Trustees currently in office, are as set forth in the Amended and Restated Declaration of Trust.

                SECTION 12.6 Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto."

        THIRD:          The Restated Declaration of Trust of the Company as set
forth above has been duly advised by the board of trustees of the Company as required by law.

        FOURTH:         The Declaration of Trust is not amended by these
Articles of Restatement.

        FIFTH:          The current address of the principal office of the Trust
is 11 East Chase Street, Baltimore, Maryland 21202.

        SIXTH:          The name and address of the current resident agent of
the Trust is CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202.

        SEVENTH:        The number of trustees and the names of those currently
in office are as follows:

        The current Class I Trustees are:

        M. Leanne Lachman         c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        J. Anthony Hayden         c/o 65 Valley Stream Parkway, Suite
                                  100 Malvern, PA 19355

        The current Class II Trustees are:

        Frederick F. Buchholz     c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        Thomas C. DeLoach, Jr.    c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        Daniel P. Garton          c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        Stephen B. Siegel         c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355

        The current Class III Trustees are:

        William P. Hankowsky      c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        David L. Lingerfelt       c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355
        John A. Miller            c/o 65 Valley Stream Parkway, Suite 100
                                  Malvern, PA 19355



        EIGHTH:         The undersigned President acknowledges these Articles of
Restatement to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of the President's knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Trust has caused these Articles of Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of June, 2004.

ATTEST:                                    LIBERTY PROPERTY TRUST



/s/ James J. Bowes                         By:/s/ William P. Hankowsky    (SEAL)
--------------------------------              --------------------------------
James J. Bowes, Secretary                     William P. Hankowsky, President